Exhibit 8.2

Our ref	OTS/789906-000001/83325479v1

Helix Acquisition Corp. II

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

20 June 2025

Helix Acquisition Corp. II

We have acted as counsel as to Cayman Islands law to Helix Acquisition Corp. II (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”).

1	Documents Reviewed

We have reviewed a copy of the Registration Statement.

2	Assumptions

The following opinions is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of Delaware or any other jurisdiction.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the statements made in the Registration Statement under the heading “Material Cayman Islands Tax Considerations” are correct in so far as such statements are summaries of or relate to Cayman Islands law.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters”, “Risk Factors” and “Enforceability of Civil Liabilities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you and your counsel. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP